Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-202388

Healthcare Trust of America Holdings, LP

3.500% Senior Notes due 2026

fully and unconditionally guaranteed by

Healthcare Trust of America, Inc.

Issuer:	Healthcare Trust of America Holdings, LP

Guarantor:	Healthcare Trust of America, Inc.

Ratings (Moody’s / S&P)*:	Baa2 / BBB

Size:	$350 million

Trade Date:	July 7, 2016

Settlement Date:	July 12, 2016 (T+3)

Maturity Date:	August 1, 2026

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2017

Benchmark Treasury:	1.625% due May 15, 2026

Benchmark Treasury Price / Yield:	102-07 / 1.383%

Spread to Benchmark Treasury:	T + 215 basis points

Yield to Maturity:	3.533%

Coupon (Interest Rate per annum):	3.500% per annum

Issue Price:	99.721%

Redemption Provisions:

Make-Whole Call at Treasury +35 basis points

If the notes are redeemed on or after May 1, 2026, the redemption price will be 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

CUSIP / ISIN:	42225UAD6 / US42225UAD63

Joint Book-Running Managers:	U.S. Bancorp Investments, Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Jefferies LLC

Co-Managers:	BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Fifth Third Securities, Inc.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The information in this term sheet supplements Healthcare Trust of America Holdings, LP’s preliminary prospectus supplement, dated July 7, 2016 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

The Issuer and Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and Guarantor have filed with the SEC for more complete information about them and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request a copy of the prospectus supplement for the offering from (i) U.S. Bancorp Investments, Inc. by calling 877-558-2607, or (ii) J.P. Morgan Securities LLC by calling collect at 1-212-834-4533.